Exhibit 99.1

Seneca-Cayuga Bancorp, Inc.	Page 4 of 4
Shares Repurchase Program Press Release

	CONTACT:	Menzo D. Case
President
19 Cayuga Street
Seneca Falls, NY 13148
315-568-5855
NEWS RELEASE

For Immediate Release

SENECA-CAYUGA BANCORP, INC.

ANNOUNCES STOCK REPURCHASE PROGRAM

SENECA FALLS, NEW YORK – May 21, 2008; Seneca-Cayuga Bancorp, Inc. (OTCBB: SCAY.OB) announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Seneca Falls Savings Bank, MHC, the Company’s mutual holding company), or up to 119,025 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes. The Company anticipates conducting such repurchases in accordance with a Rule 10b5-1 trading plan.

Menzo D. Case, President of the Company, stated “We are pleased to announce the repurchase program. We believe our common stock is an attractive value at current trading prices and we believe the deployment of some of the Company’s capital into this investment is warranted.”

This news release contains certain forward-looking statements about the proposed stock repurchase program. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of Seneca-Cayuga Bancorp, Inc. common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of Seneca-Cayuga Bancorp, Inc. and changes in the securities markets.